EXHIBIT 11.1

                             CASTLE DENTAL CENTERS
               EXHIBIT 11.1 -- COMPUTATION OF EARNINGS PER SHARE
                                 (IN THOUSANDS)

                                                          SIX         SIX
                                                         MONTHS      MONTHS
                                         YEAR ENDED      ENDED       ENDED
                                        DECEMBER 31,    JUNE 30,    JUNE 30,
                                        ------------    --------    --------
                                            1996          1996        1997
                                        ------------    --------    --------
PRIMARY:
Weighted average common shares
  outstanding........................        2,000         2,000      2,332
Weighted average shares issued for
  business acquisitions..............          160            44      --
Assumed conversion of preferred stock
  issued within one year of initial
  public offering....................          948           948        948
Net effect of dilutive stock options
  and warrants based on the treasury
  stock method using average market
  price..............................           18            18         18
                                        ------------    --------    --------
Total primary shares.................        3,126         3,010      3,298
                                        ============    ========    ========
Net income (loss)....................     $ (1,086)     $     31     $  (80)
Preferred stock dividends............       --             --          (309)
                                        ------------    --------    --------
Net income (loss) attributable to
  common stock.......................       (1,086)           31       (389)
                                        ============    ========    ========
Net income (loss) per share..........     $  (0.35)     $   0.01     $(0.12)
                                        ============    ========    ========
FULLY DILUTED:
Weighted average common shares
  outstanding........................        2,000         2,000      2,332
Weighted average shares issued for
  business acquisitions..............          160            44      --
Assumed conversion of preferred stock
  issued within one year of initial
  public offering....................          948           948        948
Net effect of dilutive stock options
  and warrants based on the treasury
  stock method using average market
  price..............................           18            18         18
                                        ------------    --------    --------
Total fully diluted shares...........        3,126         3,010      3,298
                                        ============    ========    ========
Net income (loss)....................     $ (1,086)     $     31     $  (80)
Preferred stock dividends............       --             --          (309)
                                        ------------    --------    --------
Net income (loss) attributable to
  common stock.......................       (1,086)           31       (389)
                                        ============    ========    ========
Net income (loss) per share..........     $  (0.35)     $   0.01     $(0.12)
                                        ============    ========    ========
                                EXHIBIT TO COME